                                  SCHEDULE 14A


                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                        VERSATA, INC.
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                         (Name of Registrant as Specified in Charter)

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        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
                                       N/A
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        (2)    Aggregate number of securities to which transaction applies:
                                       N/A
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        (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11 (Set forth the amount on which the
                                       N/A
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        (4)    Proposed maximum aggregate value of transaction:
                                       N/A
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        (5)    Total fee paid:
                                       N/A
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        [ ] Fee paid previously with preliminary materials:

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        [ ] Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)    Amount previously paid:
                                       N/A
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        (2)    Form, schedule or registration statement no.:
                                       N/A
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        (3)    Filing party:
                                       N/A
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        (4)    Date filed:
                                       N/A
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

                                 VERSATA, INC.
                         300 LAKESIDE DRIVE, SUITE 1500
                               OAKLAND, CA 94612
                                 (510) 238-4100

Dear Versata, Inc. Stockholder:

     You are cordially invited to the 2001 Annual Meeting of Stockholders, which will be held on Tuesday, July 17, 2001, at 2:00 p.m., local time, at 300 Lakeside Drive, Suite 1500, Oakland, California.

     At our meeting, you will be asked to consider and vote upon the following proposals: (i) to elect two Class II directors, (ii) to approve an amendment to our Company's 2000 Stock Incentive Plan, and (iii) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2001.

     Details with respect to the meeting are set forth in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting, you are urged to complete, date, sign and return your proxy. Your vote is very important to us and we encourage you to read the Proxy Statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for your convenience.

     I look forward to seeing you at the Annual Meeting.

                                          Sincerely

                                          /s/ DOUGLAS L. ROBERTS
                                          --------------------------------------
                                          Douglas L. Roberts
                                          Interim Chief Executive Officer and
                                          Executive Vice President,
                                          Worldwide Field Operations

Oakland, California
June 15, 2001

                                 VERSATA, INC.
                         300 LAKESIDE DRIVE, SUITE 1500
                               OAKLAND, CA 94612
                                 (510) 238-4100
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 17, 2001

To the Stockholders of Versata, Inc.:

     The annual meeting of stockholders of VERSATA, INC., a Delaware corporation (the "Company"), will be held on Tuesday, July 17, 2001 at 2:00 p.m., local time, at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 for the following purposes:

          1. To elect two directors to Class II to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified. The nominees are Gary Morgenthaler and Donald W. Feddersen;

          2. To approve an amendment to the Company's 2000 Stock Incentive Plan (the "2000 Plan"), to increase the number of shares of Common Stock authorized for issuance over the term of the 2000 Plan by an additional 2,500,000;

          3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2001; and

          4. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

     The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on June 1, 2001 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the annual meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the meeting and for a ten-day period preceding the meeting, at the executive offices of the Company during ordinary business hours.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ JAMES DOEHRMAN
                                          --------------------------------------
                                          James Doehrman
                                          Executive Vice President, Chief
                                          Operating
                                          Officer and Chief Financial Officer
Oakland, California
June 15, 2001

                                 VERSATA, INC.
                         300 LAKESIDE DRIVE, SUITE 1500
                               OAKLAND, CA 94612
                                 (510) 238-4100
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 17, 2001

     This Proxy Statement is being mailed to stockholders on or around June 18, 2001, in connection with the solicitation of proxies by the board of directors of Versata, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on July 17, 2001, at 2:00 p.m., local time, at the Company's principal executive offices, 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 (the "Annual Meeting").

                  GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Annual Meeting, you will be asked to:

          1. Elect two Class II directors;

          2. Approve an amendment to the Company's 2000 Stock Incentive Plan (the "2000 Plan") to increase the number of shares of Common Stock authorized for issuance over the term of the 2000 Plan by an additional 2,500,000;

          3. Ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December, 2001; and

          4. Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

WHAT IS THE PROXY FOR, WHO CAN VOTE AND HOW DO I VOTE?

     This Proxy Statement informs the stockholders of the Company about items that will be voted upon at the Annual Meeting. The Statement also solicits proxies (a formal way of voting through legal representation) from those stockholders who are unable to attend the Annual Meeting. The Proxy Statement was prepared by the management of the Company for its board of directors (the "Board").

     The proxy is for voting shares in connection with the Annual Meeting and at any adjournment or postponement of that meeting. The Annual Meeting will be held on July 17, 2001, at 2:00 p.m., local time, at the Company's principal executive offices, 300 Lakeside Drive, Suite 1500, Oakland, California.

     You may vote at the Annual Meeting if you were a stockholder of record of Common Stock at the close of business on June 1, 2001. On June 1, 2001, there were outstanding 41,103,768 shares of Common Stock. No shares of the Company's Preferred Stock were outstanding. The presence at the Annual Meeting, in person or by proxy, of a majority of the total number of shares entitled to vote on the record date constitutes a quorum for the transaction of business by such holders at the Annual Meeting. Each share is entitled to one vote on each matter that is properly brought before the Annual Meeting.

     A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and 10 days prior to the Annual Meeting at the executive offices of the Company at 300 Lakeside Drive, Suite 1500, Oakland, California during normal business hours.

HOW DO I VOTE BY PROXY?

     Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Annual Meeting. Sign and date the proxy card and mail it back to us in the enclosed envelope. If the proxy card is properly signed and returned, the proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxyholders will vote for you on that proposal. Unless you instruct otherwise, the proxyholders will vote FOR each of the two director nominees and FOR each of the other proposals to be considered at the meeting.

WHAT IF OTHER MATTERS COME UP AT THE ANNUAL MEETING?

     The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. At any time before the vote on a proposal, you can change your vote either by filing with our Secretary at our principal executive offices at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING RATHER THAN BY COMPLETING THE PROXY CARD?

     Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person.

WHAT DO I DO IF MY SHARES ARE HELD IN "STREET NAME"?

     If your shares are held in the name of your broker, a bank, or other nominee, that party should give you instructions for voting your shares.

HOW ARE VOTES COUNTED?

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares (so-called "broker non-votes"), the nominee can vote them as it sees fit only on matters that are determined to be routine, and not on any other proposal. Even though broker non-votes will be counted as present to determine if a quorum exists, they will not be counted as present and entitled to vote on any nonroutine proposal.

     The two director nominees who receive the greatest number of votes cast in person or by proxy at the Annual Meeting will be elected Class II directors of the Company. Approval of the other matters requires: (i) the affirmative vote of the holders of the majority of the shares present and voting and (ii) the majority of the required quorum. Abstentions for these matters will be treated as votes cast against the particular matter being voted upon.

WHO PAYS FOR THIS PROXY SOLICITATION?

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     Our board of directors currently has seven directors divided into three classes. The members of each class serve for a three-year period, with one class of directors being elected each year. At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Class I directors consists of Messrs. Wong and Rekhi whose terms will expire in 2003, Class II directors consists of Messrs. Morgenthaler, Feddersen and Bakshi whose terms will expire in 2001, and Class III directors consists of Messrs. Davoli and Larson whose terms will expire in 2002.

     The nominees are two directors currently designated as Class II directors, whose terms expire at the 2001 Annual Meeting, and upon their respective successors being elected and qualified to serve. The board of directors, by Unanimous Written Consent, reduced the number of directors of the Company to six, with two Class II directors, effective as of the date of the Annual Meeting. Therefore, the enclosed proxy cannot be voted for a greater number of persons than two.

     The board of directors proposes the election of Gary Morgenthaler and Donald W. Feddersen for a term of three years, expiring at the 2004 annual meeting, and until their successors are elected and qualified to serve. Each of the nominees has agreed to serve if elected. If a nominee is unable or unwilling to serve as a director, the proxies may be voted for any nominee designated by the present board of directors to fill such vacancy.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The two director nominees who receive the greatest number of votes cast in person or by proxy at the Annual Meeting will be elected Class II directors of the Company.

     Set forth below is certain information concerning the nominees and the other incumbent directors:

CLASS II DIRECTORS TO BE ELECTED AT THE 2001 ANNUAL MEETING

     Gary Morgenthaler. Mr. Morgenthaler has served as a director of Versata since 1997. Mr. Morgenthaler is a general partner of Morgenthaler Ventures. Mr. Morgenthaler is a co-founder and former Chairman of Illustra Information Technologies, Inc., a database applications Company. Prior to becoming a partner of Morgenthaler Ventures, Mr. Morgenthaler was Chairman, Chief Executive Officer and a co-founder of INGRES, a relational database management systems Company. Mr. Morgenthaler holds a B.A. in International Relations from Harvard University.

     Donald W. Feddersen. Mr. Feddersen has served as a director of Versata since 1997. Mr. Feddersen has been a private investor since July 1997. In April 2001, Mr. Feddersen joined Bessemer Venture Partners as a private investor and a Venture Partner. From 1984 to 1996, Mr. Feddersen was a General Partner of Charles River Ventures. Before joining Charles River Ventures, Mr. Feddersen was President and Chief Executive Officer at Applicon from 1978 to 1984. Mr. Feddersen also served as a director of Policy Management Systems Corporation, and as President and Chief Executive Officer at Entrex. Mr. Feddersen holds an M.B.A. from the University of Chicago and a B.S. in Engineering from Purdue University.

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2002

     Robert Davoli. Mr. Davoli has served as a director of Versata since November 1999. Prior to becoming a director, Mr. Davoli served as a technical consultant to Versata from 1995. Since November 1995, Mr. Davoli has served as a general partner at Sigma, a venture capital firm. From February 1993 to September 1994, Mr. Davoli served as President and Chief Executive Officer of Epoch Systems, a software vendor. Previous to working with Epoch Systems, Mr. Davoli served as President and Chief Executive Officer of SQL Solutions, a services and tools provider for the relational database market. From 1990 to 1992, Mr. Davoli served as an executive officer of Sybase. Mr. Davoli is a director of Internet Security Systems, Inc., StorageNetworks, Inc., Broadbase Software, Inc., and Vignette Corporation. Mr. Davoli holds a B.A. in History from Ricker College and studied Computer Science at Northeastern University for two years.

     John W. Larson. Mr. Larson has served as a director of Versata since 1998. Mr. Larson has served as senior partner at the law firm of Brobeck, Phleger & Harrison LLP since March 1996. From 1988 until March 1996, Mr. Larson was Chief Executive Officer of the firm. He has been a partner with the firm since 1969, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. Mr. Larson is a director of Sangamo Biosciences Inc., a biotechnology Company. Mr. Larson holds a B.A., with distinction, in Economics, and an L.L.B. from Stanford University.

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2003

     Kanwal Rekhi. Mr. Rekhi has served as a director of Versata since 1995. Since 1994, Mr. Rekhi has been a mentor to and investor in early-stage technology companies. From March 1998 to September 1998, Mr. Rekhi served as Chief Executive Officer and Chairman of the Board of Cybermedia, a software Company. Prior to 1994, Mr. Rekhi served as Executive Vice President and Chief Technology Officer at Novell, Inc. From 1989 to 1995 Mr. Rekhi also served as a director of Novell. Mr. Rekhi holds an M.S. in Electrical Engineering from Michigan Technical University and a degree in Electrical Engineering from the Indian Institute of Technology in Bombay.

     Eugene Wong. Dr. Wong has served as a director of Versata since May 1998. Since 1997, Dr. Wong has served as a technical consultant and chief scientist to Versata. Dr. Wong has served as Professor Emeritus at the University of California on assignment with the National Science Foundation since June 1998. Dr. Wong acted as Associate Director of the office of Science and Technology Policy in the Bush White House from 1990 to 1993. Dr. Wong holds a B.S.E., an A.M., and a Ph.D., all in Electrical Engineering, all from Princeton University.

                         BOARD MEETINGS AND COMMITTEES

     Our board of directors held 10 meetings during the fiscal year 2000. During fiscal year 2000, each director attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors during such period and
(ii) the total number of meetings held during such period by committees of the board of directors on which he or she served.

     The audit committee currently consists of three independent directors, Messrs. Feddersen, Larson and Morgenthaler. The Audit Committee met 4 times during the fiscal year ended December 31, 2000. The audit committee reviews and supervises our financial controls, including the selection of our auditors, reviews our books and accounts, meets with our officers regarding our financial controls, acts upon recommendations of our auditors and takes further actions as the audit committee deems necessary to complete an audit of our books and accounts. The audit committee also performs other duties as may from time to time be determined by the Board.

     The compensation committee currently consists of three directors, Messrs. Morgenthaler, Feddersen and Rekhi. The Compensation Committee met 2 times during the fiscal year ended December 31, 2000. The compensation committee reviews and approves the compensation and benefits for our executive officers, administers our compensation and stock plans, makes recommendations to the board of directors regarding these matters and performs other duties as may from time to time be determined by the Board.

                             DIRECTOR COMPENSATION

     We currently do not compensate any non-employee member of the Board for their service as Board members, except in some cases through the grant of stock options. Directors who are also employees do not receive additional compensation for serving as directors.

     Under our 2000 Stock Incentive Plan, which was adopted by our Board in November 1999 and was approved by our Stockholders in February 2000, non-employee directors will receive automatic option grants covering 36,000 shares of common stock upon becoming directors and 12,000 shares of common stock on the date of each annual meeting of Stockholders beginning in 2001. The 2000 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of an option with an exercise price below the then fair market value of our shares. Non-employee directors will also be eligible to receive discretionary option grants and direct stock issuances under our 2000 Stock Incentive Plan.

                                PROPOSAL NO. 2:

                  APPROVAL OF AMENDMENT TO THE COMPANY'S 2000
                              STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 2000 Stock Incentive Plan (the "2000 Plan") to increase the number of shares of Company common stock available for issuance under the 2000 Plan by an additional 2,500,000 shares. The Company's board of directors approved the amendment in October 2000, subject to stockholder approval at the Annual Meeting.

     The increase to the share reserve will assure that a sufficient reserve of the Company's common stock remains available under the 2000 Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. Equity incentives play a significant role in the Company's efforts to remain competitive in the market for talented individuals, and the Company relies on such incentives as a means to attract and retain highly qualified individuals in the positions vital to the Company's success.

     The following is a summary of the principal features of the 2000 Plan, as most recently amended. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 300 Lakeside Drive, Suite 1500, Oakland, California 94612. The 2000 Plan serves as the successor to Company's 1997 Stock Option Plan which terminated in connection with the initial public offering of the Company's common stock. All outstanding options under the 1997 plan at the time of such termination were transferred to the 2000 Plan.

  (1) Equity Incentive Programs

     The 2000 Plan consists of five separate equity incentive programs: (i) the discretionary option grant program, (ii) the stock issuance program, (iii) the salary investment option grant program, (iv) the automatic option grant program for non-employee Board members and (v) the director fee option grant program for non-employee Board members. The principal features of each program are described below. The compensation committee of the Company's board of directors will have the exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Company's board of directors and any secondary committee of one or more Board members that may be appointed by the Board shall also have separate but concurrent authority with the primary committee to make option grants and stock issuances under those two programs to individuals other than executive officers and non-employee Board members. The compensation committee will also have complete discretion to select the individuals who are to participate in the salary investment option grant program and the calendar year or years (if any) during which the program will be in effect, but all grants made to the selected individuals during such years will be governed by the express terms of that program.

     The plan administrator, as used in this summary, will mean the compensation committee, the board of directors and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2000 Plan. However, neither the compensation committee, the board of directors nor any secondary committee will exercise any administrative discretion under the automatic option grant or director fee option grant program, except that the compensation committee will have complete discretion to determine the calendar year or years (if any) that the director fee option grant program will be in effect. All grants under the automatic option grant and director fee option grant program will be made in strict compliance with the express provisions of such programs.

  (2) Share Reserve

     As of June 1, 2001, 16,375,562 shares of Company common stock had been reserved for issuance over the term of the 2000 Plan. Such share reserve consists of (i) the 11,440,598 shares of Company common stock initially reserved for issuance under the 2000 Plan (including the shares of Company common stock subject to the outstanding options under the predecessor 1997 plan which have been transferred to the 2000 Plan) plus (ii) the additional 2,434,964 shares added to the reserve pursuant to the automatic share increase provisions of the 2000 Plan plus (iii) the 2,500,000-share increase which forms part of this Proposal.

     The number of shares of common stock available for issuance under the 2000 Plan will automatically increase on the first trading day of the second fiscal quarter of each calendar year, beginning with calendar year 2000, by an amount equal to three percent (3%) of the total number of shares of the Company's common stock outstanding on the last trading day of the immediately preceding fiscal quarter, but in no event will any such annual increase exceed 3,000,000 shares.

     No participant in the 2000 Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,000,000 shares of Company common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this Proposal will also constitute re-approval of that 1,000,000-share limitation for purposes of Internal Revenue Code Section 162(m).

     The shares of Company common stock issuable under the 2000 Plan may be drawn from shares of Company authorized but unissued common stock or from shares of Company common stock which the Company acquires, including shares purchased on the open market.

     Shares subject to any outstanding options under the 2000 Plan which expire or otherwise terminate prior to exercise or which are cancelled in accordance with the cancellation-regrant provisions of the discretionary option grant program will be available for subsequent issuance. Unvested shares issued under the 2000 Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's purchase rights under the 2000 Plan will be added back to the number of shares reserved for issuance under the 2000 Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 2000 Plan will not be available for reissuance.

  (3) Eligibility

     Officers and employees, non-employee Board members and independent consultants in the Company's service or in the service of its parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance programs. The Company's executive officers and other highly paid employees will also be eligible to participate in the salary investment option grant program. Participation in the automatic option grant and director fee option grant programs will be limited to the non-employee members of the Company's board of directors.

     As of June 1, 2001, approximately 338 employees, including six (6) executive officers and seven (7) non-employee Board members, were eligible to participate in the discretionary option grant and stock issuance programs. The six executive officers were also eligible to participate in the salary investment option grant program, and the seven non-employee Board members were also eligible to participate in the automatic option grant and director fee option grant programs.

  (4) Valuation

     The fair market value per share of the Company's common stock on any relevant date under the 2000 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On June 1, 2001, the fair market value per share of Company common stock determined on such basis was $1.09.

  (5) Discretionary Option Grant Program

     The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

     Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service prior to vesting in those shares.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised (up to the expiration of the option term) and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options to the Company for an appreciation distribution. The amount of the distribution payable by the Company will be equal to the excess of (a) the fair market value of the vested shares of the Company's common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of the Company's common stock.

     The plan administrator will also have the authority to effect the cancellation of outstanding options under the discretionary option grant program (including options transferred from the 1997 plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

  (6) Salary Investment Option Grant Program

     The compensation committee will have complete discretion in implementing the salary investment option grant program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the compensation committee (or its designate) an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

     Each selected individual who files such a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect. Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the salary investment option grant program on the basis of the share increase which is the subject of this Proposal and the subsequent exercise of that option in accordance with the terms of the program summarized below.

     The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of the Company common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount by which the optionee's salary is to be reduced for the calendar year. In effect, the salary reduction serves as an immediate prepayment, at the time of the option grant, of two thirds of the then current market price of the shares of common stock subject to the option.

     The option will become exercisable in a series of twelve successive equal monthly installments upon the optionee's completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares on an accelerated basis should the Company experience certain changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of service.

  (7) Stock Issuance Program

     Shares may be issued under the stock issuance program at a price per share not less than their fair market value, payable in cash or through a full recourse promissory note. Shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of Company's common stock may also be issued under the program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals or the completion of a designated service period. The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award and the vesting schedule to be in effect for the stock issuance or share rights award.

     The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The plan administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

     Outstanding share right awards under the program will automatically terminate, and no shares of Company common stock will actually be issued in satisfaction of those awards, if the performance goals established for such awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of Company common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals are not attained.

  (8) Automatic Option Grant Program

     Under the automatic option grant program, eligible non-employee members of the board of directors will receive a series of option grants over their period of board service. Each new non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 36,000 shares of Company common stock, provided such individual has not previously been in the Company's service. On the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 12,000 shares of Company common stock, provided he or she has served as a non-employee Board member for at least six months.

     There will be no limit on the number of such 12,000-share annual option grants any one eligible non-employee Board member may receive over his or her period of continued board service, and non-employee Board members who have previously been in the Company's employ will be eligible to receive one or more such annual option grants over their period of board service.

     Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the automatic option grant program on the basis of the share increase which is the subject of this Proposal and the subsequent exercise of those options in accordance with the terms of the program summarized below.

     Each automatic grant will have an exercise price per share equal to the fair market value per share of Company common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares. However, any unvested shares purchased under such option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each initial 36,000-share automatic option grant will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of board service over the 36-month period measured from the grant date. The shares subject to each annual 12,000-share automatic grant will vest in a series of twelve equal monthly installments upon the optionee's completion of each month of board service over the 12-month period measured form the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a Board member. Following the optionee's cessation of board service for any reason, each automatic option grant will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

  (9) Director Fee Option Grant Program

     The compensation committee will have complete discretion in implementing the director fee option grant program for one or more calendar years. If the program is implemented, each non-employee Board member may irrevocably elect, prior to the start of each calendar year, to apply all or any portion of any annual retainer fee otherwise payable in cash for his or her period of service on the Board for that year to the acquisition of a below-market option grant. The option grant will be a nonstatutory option and will automatically be made on the first trading day in January in the calendar year for which such an election is in effect. The option will have a maximum term of 10 years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on such date. The number of shares subject to each option will be determined by dividing the amount of the retainer fee applied to the acquisition of that option by two-thirds of the fair market value per share of Company common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee applied to the acquisition of the option.

     Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the director fee option grant program on the basis of the share increase which is the subject of this Proposal and the subsequent exercise of those options in accordance with the terms of the program summarized below.

     The option will become exercisable in a series of 12 successive equal monthly installments upon the optionee's completion of each month of board service in the calendar year for which the director fee election is in effect, subject to full and immediate acceleration upon certain changes in control or ownership or upon the optionee's death or disability while a Board member. Each option granted under the program will remain exercisable for vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the expiration of the three-year period measured from the date of the optionee's cessation of board service.

  (10) Limited Stock Appreciation Rights

     Limited stock appreciation rights may be granted under the discretionary option grant program to one or more of the Company's officers or non-employee Board members as part of their option grants, and each option granted under the salary investment option grant, automatic option grant and director fee option grant program will automatically include such a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, each outstanding option with a limited stock appreciation right may be surrendered to the Company in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the highest tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under the surrendered option.

     Stockholder approval of the share increase which is the subject of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the salary investment option grant, automatic option grant or director fee option grant program on the basis of such increase and the subsequent exercise of that right in accordance with the foregoing terms.

  (11) Predecessor Plan

     All outstanding options under the predecessor 1997 plan which were transferred to the 2000 Plan will continue to be governed by the terms of the agreements evidencing those options, and no provision of the 2000 Plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of Company common stock. However, the plan administrator has complete discretion to extend one or more provisions of the 2000 Plan to the transferred options, to the extent those options do not otherwise contain such provisions.

  (12) Options Granted

     As of June 1, 2001, 7,259,437 shares of common stock were subject to outstanding options under the 2000 Plan, no shares had been issued upon the exercise of options granted under the 2000 Plan, and 5,210,908 shares remained available for future issuance, assuming stockholder approval of the 2,500,000-share increase which forms part of this Proposal.

  (13) New Plan Benefits

     No options have been granted to date under the 2000 Plan on the basis of the share increase which is the subject of this Proposal. However, each of the following non-employee Board members will receive an option grant for 12,000 shares of common stock pursuant to the automatic option grant program upon their reelection to the Board at the 2001 Annual Meeting: Gary Morgenthaler and Donald
W. Feddersen. Each such option will have an exercise price per share equal to the closing selling price per share of common stock on the date of such Annual Meeting.

  (14) General Provisions

     1. Acceleration

     In the event there should occur a change in control of the Company, each outstanding option under the discretionary option grant program will automatically accelerate in full, unless assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become exercisable for all the option shares in the event the optionee's service with the Company or the successor entity is terminated (actually or constructively) within a designated period following any change in control transaction in which those options are assumed or otherwise continued in effect. The vesting of outstanding shares under the stock issuance program may also be structured to accelerate upon similar terms and conditions.

     The plan administrator will have the discretion to structure one or more option grants under the discretionary option grant program so that those options will vest immediately vest upon a change in control, whether or not the options are to be assumed or otherwise continued in effect. The shares subject to each option under the salary investment option grant, automatic option grant and director fee option grant programs will immediately vest upon any change in control transaction.

     A change in control will be deemed to occur upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

     The acceleration of vesting in the event of a change in the ownership or control of Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

  (15) Stockholder Rights and Option Transferability

     No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more such family members or to the optionee's former spouse, to the extent such transfer is in connection with the optionee's estate plan or pursuant to a domestic relations order.

  (16) Changes in Capitalization

     In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 2000 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 2000 Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the automatic option grant program to new and continuing non-employee Board members, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option and under each installment of option shares scheduled to vest or become exercisable subsequently pursuant to that option, (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option transferred from the 1997 plan to the 2000 Plan and under each installment of option shares scheduled to vest or become exercisable subsequently pursuant to that option and (vi) the maximum number and/or class of securities by which the share reserve under the 2000 Plan is to increase automatically each year. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2000 Plan or the outstanding options thereunder.

  (17) Financial Assistance

     The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program or the purchase of shares under the stock issuance program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

  (18) Special Tax Election

     The plan administrator may provide one or more holders of non-statutory options or unvested share issuances under the 2000 Plan (other than the options granted or the shares issued under the automatic option grant or director fee option grant program) with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

  (19) Amendment and Termination

     The Board may amend or modify the 2000 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 2000 Plan will terminate on the earliest of (i) November 15, 2009, (ii) the date on which all shares available for issuance under the 2000 Plan have been issued as fully-vested shares or
(iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

  (20) Federal Income Tax Consequences

     Options granted under the 2000 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

     Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option for those shares is exercised. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

     If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

     Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

  (21) Stock Appreciation Rights

     No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

  (22) Direct Stock Issuances

     The tax principles applicable to direct stock issuances under the 2000 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

  (23) Deductibility of Executive Compensation

     The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

  (24) Accounting Treatment

     Option grants under the discretionary option grant and automatic option grant programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to its financial statements, the pro-forma impact those options would have upon its reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

     Option grants or stock issuances made under the 2000 Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

     In addition, any option grants made to non-employee consultants (but not non-employee Board members) will result in a direct charge to Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, July 1, 2000) and the vesting date of each installment of the option shares. Should any outstanding options under the 2000 Plan be repriced, then that repricing will also trigger a direct charge to Company's reported earnings measured by the appreciation in the value of the underlying shares between the grant of the repriced option and the date the repriced option is exercised for those shares or terminates unexercised.

     Should one or more individuals be granted tandem stock appreciation rights under the 2000 Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

  (25) Vote Required

     Approval of the proposed 2,500,000-share increase to the share reserve under the 2000 Plan requires: (i) the affirmative vote of the holders of the majority of the shares present and voting and (ii) the majority of the required quorum. Should such stockholder approval not be obtained, then that share increase will not be implemented. The 2000 Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the 2000 Plan until all the shares of common stock available for issuance under the 2000 Plan, as in effect prior to the share increase which is the subject of this Proposal, have been issued pursuant to such option grants and direct stock issuances.

  (26) Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S 2000 STOCK INCENTIVE PLAN.

                                PROPOSAL NO. 3:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Company is asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001.

     In the event the stockholders fail to ratify the appointment, the Audit Committee of the board of directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

AUDIT FEES:

     Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our fiscal year 2000 annual financial statements and the review of our financial information included in our quarterly reports on Form 10-Q totaled $395,000. Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of Verve, Inc.'s financial statements for the year ended June 30, 2000 totaled $78,500.

ALL OTHER FEES:

     Fees billed to us by PricewaterhouseCoopers LLP during 2000 for all other non-audit services rendered, related primarily to their review of our registration statement with the Securities and Exchange Commission and tax related services, totaled $1,309,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

VOTE REQUIRED

     The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for the year ending December 31, 2001 requires the affirmative vote of a majority of the outstanding voting shares of the Company present or represented and voting at the Annual Meeting, together with the affirmative vote of the majority of the required quorum.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors.

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Douglas L. Roberts...................  44     Interim Chief Executive Officer and Executive Vice
                                              President, Worldwide Field Operations
James A. Doehrman....................  44     Executive Vice President, Chief Operating Officer and
                                              Chief Financial Officer
Val Huber............................  51     Vice President, Development and Chief Technology
                                              Officer
Manish Chandra.......................  33     Vice President, World Wide Marketing
Rahul Patel..........................  36     Vice President, Research and Development
John A. Hewitt, Jr.(5)...............  57     Former President, Chief Executive Officer and Director
Kevin Ferrell(5).....................  53     Former Chief Financial Officer and Secretary
Peter Harrison(5)....................  37     Former Vice President, Sales
Michael DeVries(5)...................  41     Former Vice President, Marketing
Gary Morgenthaler(1)(2)(3)...........  51     Chairman of the Board
Naren Bakshi(3)......................  57     Director
Robert Davoli(4).....................  52     Director
Donald W. Feddersen(1)(2)(3).........  66     Director
John W. Larson(1)(4).................  65     Director
Kanwal Rekhi(2)......................  54     Director
Eugene Wong..........................  66     Director

---------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Term of office expires at 2001 Annual Meeting of Stockholders.

(4) Term of office expires at 2002 Annual Meeting of Stockholders.

(5) Resigned in 2001.

     Biographical information about Messrs. Morgenthaler, Davoli, Feddersen, Larson, Rekhi and Wong is included under the captions "Class II Directors to be Elected at the 2001 Annual Meeting" "Class III Directors Whose Terms Expire in 2002" and "Class I Directors Whose Terms Expire in 2003" respectively.

     Douglas L. Roberts. Mr. Roberts joined Versata in December of 2000 as Executive Vice President of Worldwide Field Operations. In March 2001, Mr. Roberts was appointed as Versata's interim Chief Executive Officer. Prior to joining Versata, from July 2000 to October 2000, Mr. Roberts was Senior Vice President of the Global e-Business Group for Peregrine Systems in Atlanta, GA. From October 1999 to July 2000, Mr. Roberts was Senior Vice President/General Manager of Worldwide Sales for Harbinger Corporation. From September 1995 to October 1999, Mr. Roberts was Senior Vice President, Sales at BellSouth Wireless. In addition, Mr. Roberts has held strategic positions at Software AG of North America, Inc. (Vice President and General Manager, Federal & International Operations), and Applied Business Technology (Regional Director). Mr. Roberts earned a degree in Finance from Furman University in Greenville, SC, with advanced studies at George Washington University and the University of Maryland.

     James A. Doehrman. Mr. Doehrman serves as Versata's Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Doehrman joined Versata in February 2001 as Executive Vice President and Chief Financial Officer and was appointed as Chief Operating Officer in March 2001. From June 2000 through February 2001, Mr. Doehrman served as Executive Vice President, Chief Administrative Officer and Treasurer at E.piphany, Inc. From January 2000 through May 2000, Mr. Doehrman was Senior Vice President and Chief Financial and Administrative Officer at Octane Software, a web-centric customer relationship management software company that merged with E.piphany in May 2000. From July 1997 to January 2000 Mr. Doehrman was the Vice President and Chief Financial Officer of technology publisher IDG Books Worldwide. Mr. Doehrman's previous experience includes over 18 years of progressive management, financial and operational assignments with companies like Simon & Schuster, Federated Department Stores and Arthur Andersen & Co. Mr. Doehrman holds a B.A. degree from Southern Methodist University. He is also a Certified Public Accountant.

     Val Huber. Mr. Huber joined Versata in 1995 as Vice President, Development and Chief Technology Officer. Prior to joining Versata, from 1989 to 1994, Mr. Huber served as a lead architect on various technology projects at Sybase. Prior to working with Sybase, from 1980 to 1989, Mr. Huber served as Director of Business Computer Systems at Wang Labs. Mr. Huber holds a B.A. in Chemistry from Vanderbilt University.

     Manish Chandra. Mr. Chandra serves as Versata's Vice President of Worldwide Marketing. Mr. Chandra joined Versata in 1995 as Senior Director, Product Management and held various positions in the product development and product strategy areas including Vice President of Product Management prior to becoming Vice President of Worldwide Marketing in March 2001. Prior to joining Versata, from September 1990 to April 1995, Mr. Chandra was a Development Manager at Sybase. From August 1989 to September 1990, Mr. Chandra was a Software Engineer at Intel. Mr. Chandra holds a Master's degree in Business Administration from the University of California, Berkeley. Mr. Chandra also holds a Master of Science degree in Computer Science from the University of Texas, Austin, and a Bachelor of Technology degree from ITT Kanpur, India.

     Rahul Patel. Mr. Patel serves as Versata's Vice President of Research and Development. Mr. Patel joined Versata in 1995 as a Lead Engineer. Mr. Patel was promoted to Director of Research and Development and the Lead Architect for Versata in 1998, prior to becoming the Vice President of Research and Development in June 2000. Before joining Versata, from December 1990 to April 1992, Mr. Patel was a Senior Software Engineer for Sun Microsystems. From 1992 to January 1995, Mr. Patel was a Lead Engineer in the advanced tools technology group for Sybase. Mr. Patel holds a Master of Science degree in Computer Engineering from the University of Florida in Gainesville. He also holds a Bachelor of Science degree in Engineering from Gujarat University in Ahmedabad, India.

     John A. Hewitt. Jr. Mr. Hewitt served as Versata's President, Chief Executive Officer since 1997, and served as director since June 1998. Mr. Hewitt resigned from Versata in March 2001. Prior to joining Versata, from 1982 to 1995, Mr. Hewitt served in several executive positions with TRW Financial Systems (TFS, formerly Teknekron Financial Systems), a commercial systems integration company. Mr. Hewitt holds a B.S. in Engineering Management from the USAF Academy where he graduated with distinction. Mr. Hewitt also holds an M.B.A. in Production Management from the University of California, Los Angeles.

     Kevin Ferrell. Mr. Ferrell served as Versata's Chief Financial Officer and Secretary since November 1999. Mr. Ferrell resigned from Versata in February 2001. Prior to joining Versata, from March 1999 to November 1999, Mr. Ferrell served as Executive Vice President at EQE International, a risk management Company. From September 1996 to March 1999, Mr. Ferrell served as a Managing Director in Investment Banking and Risk Management Advisory at Bankers Trust. From September 1994 to September 1996, Mr. Ferrell was Vice President and CFO at McKesson Corporation. Mr. Ferrell holds an A.B. in Mathematics and an M.B.A. in Finance and International Business from the University of California, Berkeley.

     Peter Harrison. Mr. Harrison served as Versata's Vice President of Sales since 1996. Mr. Harrison resigned from Versata in April 2001. Prior to joining Versata, from 1990 to October 1996, Mr. Harrison co-founded Seer Technologies, a software Company, and served as Vice President of Sales. Mr. Harrison holds a B.S. in Software Engineering from Birmingham University in the U.K.

     Michael DeVries. Mr. DeVries served as Versata's Vice President of Marketing since 1997. Mr. DeVries resigned from Versata in April 2001. From May 1996 to August 1997, Mr. DeVries served as Vice President of Marketing at Persistence Software. From January 1993 to April 1996, Mr. DeVries served as Vice

President, Marketing, and Director of Production Management at Synon. Mr. DeVries holds a B.A. in Economics from the University of California, Santa Barbara.

     Naren Bakshi. Mr. Bakshi, a co-founder of Versata, has served as a director of Versata since 1995. He also served as President and Chief Executive Officer of Versata until 1997. Currently, he is Chairman of the Board and Executive Vice President of Xpede, a Company he co-founded in 1998, a provider of e-commerce lending services to major financial institutions, and an advisor to TekEdge and 123SignUp. Mr. Bakshi also served in various management positions at TRW from 1980 to 1991. Mr. Bakshi has also served as Vice President of Information Services at Ameritrust Bank. Mr. Bakshi holds an M.S. in Industrial Engineering and an M.B.A. in Finance from the University of California, Berkeley.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth the annual compensation for the last three fiscal years of (i) each person that served as our Chief Executive Officer during the fiscal year 2000, (ii) our four other most highly compensated executive officers whose aggregate cash compensation exceeding $100,000 during fiscal year 2000, and (iii) one of our former executive officers who would have been one of our four most highly compensated executive officers had such officer been serving as such at the end of fiscal year 2000. These officers are referred to herein as the named executive officers.

     Annual compensation listed in the following table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total annual salary and bonus of each of the named executive officers in 2000. The options listed in the following table were granted under our 1997 Stock Option Plan or our 2000 Stock Incentive Plan.

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                      ------------
                                                        ANNUAL COMPENSATION            SECURITIES
                                                 ---------------------------------     UNDERLYING
    NAME AND PRINCIPAL POSITION(S)       YEAR    SALARY($)    BONUS($)    OTHER($)     OPTIONS(#)
    ------------------------------       ----    ---------    --------    --------    ------------
John A. Hewitt.........................  2000     213,750     164,500           --           --
  Former President and Chief Executive   1999     180,000     110,000
  Officer
Kevin Ferrell..........................  2000     167,500     119,000           --           --
  Former Chief Financial Officer and     1999      12,500          --
  Secretary
Val Huber..............................  2000     155,000      99,500           --       25,000
  Vice President, Development and        1999     145,000      64,000
  Chief Technology Officer
Peter Harrison.........................  2000     167,500      83,700           --           --
  Former Vice President, Sales           1999     145,000      70,000
Michael DeVries........................  2000     167,500     116,380           --           --
  Former Vice President, Marketing       1999     145,000      65,000
Michael Stangl.........................  2000     160,000(1)   54,000           --           --
  Former Vice President, Professional    1999     145,000      54,000
  Services

---------------
(1) Mr. Stangl resigned in December 2000.

OPTION GRANTS IN FISCAL YEAR 2000

     The following table sets forth information regarding option grants to each of the named executive officers during the fiscal year ended December 31, 2000. No stock appreciation rights were granted to the named executive officers during the 2000 fiscal year.

     The actual stock price appreciation over the 10-year option term may not be at the 5% and 10% assumed annual rates of compounded stock price appreciation listed below or at any other defined level. Unless the market price of common stock appreciates over the option term, no value will be realized from the option by the named executive officer.

                                INDIVIDUAL GRANTS
                             ------------------------                               POTENTIAL REALIZABLE
                                           PERCENT OF                                 VALUE AT ASSUMED
                             NUMBER OR       TOTAL                                 ANNUAL RATES OF STOCK
                             SECURITIES     OPTIONS                                PRICE APPRECIATION FOR
                             UNDERLYING    GRANTED TO    EXERCISE                       OPTION TERM
                              OPTIONS      EMPLOYEES      PRICE      EXPIRATION    ----------------------
           NAME              GRANTED(#)     IN 2000       ($/SH)        DATE         5%($)       10%($)
           ----              ----------    ----------    --------    ----------    ---------    ---------
John A. Hewitt, Jr. .......        --         --             --             --           --           --
Kevin Ferrell..............        --         --             --             --                        --
Val Huber..................    25,000          1%          7.00       01/24/10      110,057      278,905
Peter Harrison.............        --         --             --             --           --           --
Michael DeVries............        --         --             --             --           --           --
Michael Stangl.............        --         --             --             --           --           --

     In 2000, we granted options to purchase up to a total of 6,132,842 shares to employees, directors and consultants under our 1997 and 2000 stock option plans at exercise prices equal to the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors or as determined by the closing price of our common stock as traded on the Nasdaq National Market.

     The options described in the above table were granted to the named executive officer on January 24, 2000. The options will expire on January 24, 2010. Twelve percent (12%) of the options granted are exercisable upon completion of six (6) months of service measured from the vesting commencement date and the balance of the option shares in a series of forty-four (44) successive equal monthly installments upon the named executive officer's completion of each additional month of service thereafter.

OPTION EXERCISES IN FISCAL YEAR 2000 AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the number and value of shares of common stock underlying the unexercised options held by the named executive officers as of December 31, 2000. The table also sets forth the value realized upon the exercise of stock options during 2000 which is calculated based on the fair market value of our common stock on the date of exercise, as determined in good faith by our board of directors or as determined by the closing price of our common stock as traded on the Nasdaq National Market, less the exercise price paid for the shares. The value of unexercised in-the-money options represents the positive spread between the exercise price of the stock options and the fair market value of our common stock as of December 29, 2000 (the last trading day prior to our fiscal year end on December 31, 2000), which was $8.94 per share. No stock appreciation rights were exercised during 2000 and no stock appreciation rights were outstanding as of December 31, 2000.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                         OPTIONS AT YEAR-END(#)            YEAR-END($)(2)
                            ACQUIRED ON       VALUE        ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   --------------   -----------   -------------   -----------   -------------
John A. Hewitt, Jr. ......    475,000       1,626,000        75,000               0        655,500             --
Kevin Ferrell.............                                   50,000               0        297,000             --
Val Huber.................     37,500         201,000        27,603         109,897        151,983        707,267
Peter Harrison............    206,100       1,285,272        21,874          83,126        140,869        604,331
Michael DeVries...........     37,500         201,000        21,874          90,626        140,869        669,881
Michael Stangl............     37,500         201,000        20,313               0        130,809             --

---------------
(1) Calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise and the exercise price.

(2) Calculated by determining the difference between the fair market value of our common stock as of December 29, 2000 and the exercise price of the option.

     Shares purchased by the named executive officers in 2000, some of which are not vested, are subject to our right to repurchase those shares at the shares' option exercise price if the officer terminates service with us before vesting in his shares. As of December 31, 2000, Mr. Hewitt had vested in 187,000 of his 475,000 shares, Mr. Ferrell had vested in 107,413 of his 400,000 shares, Mr. Huber had vested in all of his 37,500 shares, Mr. Harrison had vested in 153,300 of his 206,100 shares, Mr. DeVries had vested in all of his 37,500 shares and Mr. Stangl had vested in all of his 37,500 shares. Mr. Hewitt resigned from Versata in March 2001, Mr. Ferrell resigned in February 2001, Mr. Harrison and Mr. DeVries resigned in April 2001 and Mr. Stangl resigned in October 2000.

     The number of shares exercisable by the named executive officers as of December 31, 2000 is equal to the number of vested option shares exercisable as of that date. In the case of certain of the outstanding options held by the named executive officers, the options may be exercised for all of the underlying option shares but any shares purchased under those options are subject to our right to repurchase the shares at the shares' option exercise price. The unvested option shares subject to those options are included in the above table in the number of option shares which are unexercisable as of December 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the board of directors was formed in July 1998, and the current members of the Compensation Committee are Messrs. Morgenthaler, Feddersen and Rekhi. None of the members of the compensation committee of the board of directors was at any time since the formation of Versata an officer or employee of Versata. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee of the board of directors.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The table below sets forth information regarding the beneficial ownership of our common stock as of June 1, 2001 by the following individuals or groups:

     - each person or entirety who is known by us to own beneficially more than 5% of our outstanding stock;

     - each of the named executive officers;

     - each of our directors; and

     - all directors and named executive officers as a group.

     Each stockholder's percentage ownership in the following table is based on 41,103,768 shares of common stock outstanding as of June 1, 2001. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Versata, Inc., 300 Lakeside Drive, Suite 1500, Oakland, California 94612. Except as otherwise indicated, and subject to applicable community property laws, except to the extent authority is shared by both spouses under applicable law, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

                                                                                    SHARES BENEFICIALLY
                                                                SHARES ACQUIRABLE          OWNED
                                                                 WITHIN 60 DAYS     --------------------
           NAME OF BENEFICIAL OWNER              SHARES OWNED    OF JUNE 1, 2001      NUMBER     PERCENT
           ------------------------              ------------   -----------------   ----------   -------
Morgenthaler Venture Partners IV, L.P.(1)......    5,718,749              --         5,718,749    13.91%
Capital Research and Management(2).............    4,172,800              --         4,172,800    10.15%
Sigma Partners(3)..............................    2,351,363              --         2,351,363     5.72%
Entities Affiliated with The Goldman Sachs
  Group(4).....................................    2,118,412              --         2,118,412     5.15%
John A. Hewitt, Jr.(5).........................    1,472,844          79,000         1,551,844     3.77%
Peter Harrison(6)..............................      275,000          36,562           311,562        *
Michael DeVries(7).............................      375,000          26,562           401,562        *
Michael Stangl.................................      178,857              --           178,857        *
Val Huber(8)...................................      405,050          79,686           484,736     1.18%
Kevin Ferrell(9)...............................       80,000          50,000           130,000        *
Naren Bakshi(10)...............................      538,600          36,000           574,600     1.40%
Donald Feddersen(11)...........................       56,084          36,000            92,084        *
John W. Larson(12).............................       91,201              --            91,201        *
Kanwal Rekhi(13)...............................      534,362          36,000           570,362     1.39%
Eugene Wong(14)................................      220,891              --           220,891        *
Robert Davoli(15)..............................    2,592,624          21,000         2,613,624     6.36%
Gary Morgenthaler(1)(16).......................    5,720,749          36,000         5,756,749    13.99%
All directors and executive officers as a
  group(13 people)(17).........................   12,541,262         436,810        12,978,072    31.24%

---------------
  *  Less than 1%

 (1) Principal address is 2730 Sand Hill Road, Suite 280, Menlo Park, CA 94025. Includes 3,000 shares held by Morgenthaler Management Partners. Mr. Morgenthaler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. The general partner of Morgenthaler Venture Partnership IV, L.P. is Morgenthaler Management Partners IV, L.P. The general partners of Morgenthaler Management Partners IV, L.P. are Gary Morgenthaler, a director of Versata, J. Morgenthaler, Robert Pavey, Robert Bellas, Jr., and John Lutsi, who have dispositive and voting powers with respect to the shares held by Morgenthaler Venture Partnership IV, L.P.

 (2) Principal address is 333 South Hope Street, Los Angeles, CA 90071.

 (3) Principal address is 1600 El Camino Real, Suite 1600, Menlo Park, CA 94025. Shares held by various entities affiliated with Sigma Partners.

 (4) Principal address is 85 Broad Street, New York, NY 10004.

 (5) Includes 79,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001. Also includes 71,633 shares held by H&W Development Corp. and 31,902 shares held by H&R Development Corp. Mr. Hewitt disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

 (6) Includes 36,562 shares of common stock issuable upon exercise of options within 60 days of June 1, 2001.

 (7) Include 39,500 shares held in the Mike and Maria DeVries Family Trust and 7,500 shares are held in trusts for the benefit of Mr. DeVries children. Mr. DeVries disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Includes 26,562 shares of common stock issuable upon exercise of options within 60 days of June 1, 2001. Also includes 82,000 shares of common stock subject to the Company's right of repurchase.

 (8) Includes 100,000 shares in the 2000 Huber Grantor Retained Annuity Trustee dated 2/27/01 of which the reporting person is the trustee. Mr. Huber disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 37,800 shares of common stock subject to the company's right of repurchase. Includes 79,686 shares of common stock issuable upon exercise of options within 60 days of June 1, 2001.

 (9) Includes 50,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(10) Includes 104,000 shares held in the Bakshi Living Trust, of which the reporting person is a trustee. Mr. Bakshi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(11) Includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(12) Does not include 38,198 shares held by Brobeck, Phleger & Harrison LLP. Mr. Larson disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

(13) Includes 534,362 shares held by the Rekhi Family Trust, 62,111 shares held by the Benjamin Rekhi Trust and 62,111 shares of the Raj-Ann Kaur Rekhi Trust of which Mr. Rekhi is a trustee. Mr. Rekhi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(14) Shares held in the Wong Family Trust of which Mr. Wong is a Trustee. Mr. Wong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares.

(15) Includes 2,351,363 shares held by entities affiliated with Sigma Partners. Mr. Davoli disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares. Also includes 21,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(16) Includes 36,000 shares of common stock issuable upon exercise of immediately exercisable options within 60 days of June 1, 2001.

(17) Includes 373,810 shares of common stock issuable upon exercise of immediately exercisable or exercisable within 60 days of June 1, 2001.

                          COMPENSATION COMMITTEE REPORT ON
                               EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors establishes our general compensation policies, the compensation plans and the specific compensation levels for senior executives, including our named executive officers.

GENERAL COMPENSATION POLICIES

     The primary objectives of our executive compensation policies include the following:

     - To attract, motivate, and retain a highly qualified executive management team;

     - To link executive compensation to the Company's financial performance and to a lesser extent to individual management objectives established by the Committee;

     - To compensate executive management competitively with similarly situated technology companies; and

     - To create management incentives designed to enhance stockholder value.

     We compete in an aggressive and dynamic industry and, as a result, finding, motivating, and retaining quality employees, particularly senior managers, are key factors to our success. Our compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options.

CASH COMPENSATION

     We seek to provide cash compensation to our executive officers, including base salary and annual and quarterly cash bonuses, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated technology companies. Annual increases in base salary are determined on an individual basis developed from market data and a review of the officer's performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives.

STOCK OPTIONS

     Stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price. In addition, employees must remain employed by us for a fixed period of time in order for the options to vest fully. Options generally vest over a 50-month period to encourage option holders to continue in our employ.

     All of the options granted in the year ended December, 2000 were approved by the full Board of Directors based on recommendations of the Compensation Committee. In making its determinations, the Compensation Committee considers the executive's position at the Company, such executive's individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the committee may deem relevant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The base salary of John A. Hewitt, Jr., our former chief executive officer during fiscal year 2000, was determined by the Board of Directors, upon the recommendation of the Compensation Committee. John A. Hewitt, Jr. has served as the Company's president and chief executive officer from 1997 until his resignation in March 2001. During 2000, Mr. Hewitt's base annual salary was $213,750.

     Mr. Hewitt also was awarded cash bonuses for his performance in 2000 in the aggregate amount of $164,500. The bonuses paid to Mr. Hewitt were based primarily on achieving previously established financial objectives for the Company and on his personal performance.

     Based on a review of public company data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the Compensation Committee believes that the cash compensation paid to our chief executive officer in fiscal year 2000 was generally consistent with amounts paid to chief executive officers with similar responsibilities at similarly situated technology companies.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our chief executive officer and to each of the other four most highly-compensated executive officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on the our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

                                          Submitted by the Compensation
                                          Committee of
                                          our Board of Directors

                                          Gary Morgenthaler
                                          Kanwal Rekhi
                                          Donald W. Feddersen

                              COMPANY PERFORMANCE

     Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of our common stock shall not be deemed "filed" with the Commission or "soliciting material" under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

     The graph set forth below compares the cumulative total stockholder return on the Company's Common Stock between March 3, 2000 (the date the Company's Common Stock commenced public trading) and December 31, 2000 with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Stock Market-U.S. Index") and (ii) the Hambrecht & Quist Software Sector Index (the "H&Q Software Sector Index"), over the same period. This graph assumes the investment of $100.00 on March 3, 2000 in the Company's Common Stock, the Nasdaq Stock Market-U.S. Index and the H&Q Software Sector Index, and assumes the reinvestment of dividends, if any.

     Information used in the graph was obtained from Hambrecht & Quist LLC, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG VERSATA, INC.,
      THE NASDAQ STOCK MARKET-U.S. INDEX AND THE H&Q SOFTWARE SECTOR INDEX

                              [PERFORMANCE GRAPH]

                                           CUMULATIVE TOTAL RETURN

----------------------------------------------------------------------------------------------------------------------------------
                       3/3/00     3/00      4/00      5/00      6/00      7/00      8/00      9/00      10/00     11/00     12/00
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
 VERSATA, INC.         100.00    250.00    126.56     98.44    167.97    140.63    103.91    110.42     68.75     31.25     37.24
 NASDAQ STOCK MARKET
 (U.S.)                100.00     93.63     78.76     69.26     81.42     77.01     86.11     74.92     68.76     52.96     50.15
 JP MORGAN H&Q
 COMPUTER SOFTWARE     100.00     81.53     70.56     61.76     72.02     66.69     83.11     83.59     77.47     55.86     57.79
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

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Appendix A, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.

     Management is responsible for the Company's internal controls. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to the Company's financial reporting, and reviews the results and scope of the audit and other services provided by the Company's independent auditors.

     In this context, the Audit Committee has met and held discussions with management and the Company's independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company's independent auditors. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Fees associated with our engagement of PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2000 include the following:

AUDIT FEES:

     Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of our fiscal year 2000 annual financial statements and the review of our financial information included in our quarterly reports on Form 10-Q totaled $395,000. Audit fees billed to us by PricewaterhouseCoopers LLP for the audit of Verve, Inc.'s financial statements for the year ended June 30, 2000 totaled $78,500.

ALL OTHER FEES:

     Fees billed to us by PricewaterhouseCoopers LLP during 2000 for all other non-audit services rendered, related primarily to their review of our registration statement with the Securities and Exchange Commission and tax related services, totaled $1,309,000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

     The Company did not engage PricewaterhouseCoopers LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2000.

     The Audit Committee did not consider whether the provision of financial information systems design and implementation services and other non-audit services is compatible with the principal accountants' independence. In connection with the new standards of independence of the Company's external auditors promulgated by the Securities and Exchange Commission, during the Company's 2001 fiscal year the Audit Committee will consider in advance of the provision of any non-audit services by the Company's independent accountants whether the provision of such services is compatible with maintaining the independence of the Company's external auditors.

     The Company's independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors' their independence.

     Based upon the Audit Committee's discussion with management and the independent auditors and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                          AUDIT COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          Donald W. Feddersen
                                          John W. Larson
                                          Gary Morganthaler

                EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

     In November 1999, Kevin Ferrell delivered a full-recourse promissory note to us in payment of 100,000 shares of Series F preferred stock we issued to him. The principal amount secured under the note is $556,000. The note bears interest at the rate of 7.00% per annum, compounded annually, and is secured by the purchased shares. A portion of Mr. Ferrell's base compensation was applied to servicing the note. The balance of this loan as of December 31, 2000 was $451,000. In December 1999, Mr. Ferrell delivered a full-recourse promissory note to us in payment of the exercise price of 400,000 outstanding stock options under our 1997 stock option plan which he received upon joining us. The principal amount secured under the note is $1,200,000. Mr. Ferrell resigned in February 2001. In February 2001, we exercised our right to repurchase 240,000 unvested shares of Mr. Ferrell's 400,000 option shares. The principal amount of the loan was subsequently reduced to $480,000. The principal and interest on Mr. Ferrell's notes are due July 31, 2001.

     In January 2000, Mr. Hewitt delivered a full recourse promissory note to us in payment of the exercise price of stock options issued pursuant to our 1997 Stock Option Plan. The principal amount secured under the note was $1,015,000. The note bears interest at the rate of 7.00% per annum, compounded annually. In December 2000, Mr. Hewitt delivered a full recourse promissory note to us in the amount of $375,000. The note is secured by shares of our common stock currently held by us for the previous loan. The note bears interest at the prime rate as reported in The Wall Street Journal from time to time and compounded annually. At December 31, 2000 the balance of all loans due from Mr. Hewitt totaled $1,418,620. Mr. Hewitt resigned in March 2001, and the entire balance is due on June 30, 2001.

     In October 2000, the Company entered into severance agreements with the executive officers of the Company (the "Executive Severance Agreement"). The Executive Severance Agreement provides for certain benefits including the payment of equivalent of 6 months base salary, if the executive's employment with the Company is involuntarily terminated without cause or if the executive resigns from the Company due to an involuntary change in the executive's responsibilities. Executive officers hired since October 2000, have also been provided with the Executive Severance Agreement.

     In April 2001, the Board approved an employee severance and change in control benefit plan covering non-executive employees (the "Employee Severance Plan") and an executive change in control benefit plan ("Executive Plan"). The Employee Severance Plan provides for certain benefits if an eligible individual's employment with the Company is involuntarily terminated without cause or terminated after a change in control of the Company. Under the plan, specified employees are eligible to receive cash payments equivalent to 3 months base salary and acceleration of 33% of vesting of stock options. The Executive Plan provides for one hundred (100%) percent accelerated vesting of stock options or stock, upon a change of control, if an executive's employment with the Company is involuntarily terminated without cause or terminated after the change in control of the Company.

     In April 2001, the Board approved the underwater options plan ("Underwater Options Plan"). Under the Underwater Options Plan, certain eligible executives and non-executives employees were issued new stock options or restricted stock grants at $0.28 per share in amounts equal to 50%-100% of such employees' outstanding options with an exercise price greater than $2.50. In addition, certain eligible non-executives of our Company were issued an additional option bonus award at $0.28 per share equal to 25% of the employee's entire outstanding option balance, excluding the grant described above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a description of transactions since January 1, 2000 to which we have been a party and in which the amount involved exceeded $60,000 and any director, executive officer, or security holder that we know owns more than five percent of our capital stock had or will have a direct or indirect material interest.

     In 1995, we established a loan facility for Mr. Bakshi pursuant to which he may borrow up to $100,000 on an evergreen revolving basis. Amounts drawn under the facility are subject to a 6.0% interest rate. Any amounts borrowed are secured by 200,000 shares of common stock pledged by Mr. Bakshi as collateral. In

September 1999, the loan facility was extended for an additional year under the same terms and conditions. At December 31, 1999, the principal amount outstanding under this facility was $100,000. The balance was fully repaid in September 2000.

     During 1999 and 2000, we provided products and consulting services to Xpede, Inc. which is partly owned by Mr. Bakshi. As a result of this relationship, we recognized approximately $1,147,000 and $458,000 in revenues in fiscal years 2000 and 1999, respectively.

     In August 2000, we made a $1,000,000 investment in the preferred stock of Tru Markets, Inc., a privately held company and a customer of ours. In January 2001, we provided Tru Markets with a $500,000 bridge loan. As a result of our sales of products and services to Tru Markets, we recognized revenue of approximately $4,752,000 and $1,170,000 in fiscal years 2000 and 1999, respectively. Gary Morgenthaler, one of our directors, is a director of Tru Markets, but was not present when our board of directors, nor when Tru Markets board of directors made the decisions, regarding the foregoing investment and loan. In addition, Mr. Morgenthaler also holds a membership interest in the general partner of a partnership that owns a controlling interest in the outstanding capital stock of Tru Markets. Mr. Morgenthaler holds a voting interest in the managing members and, together with the other managing members, has dispositive and voting powers with respect to the shares of Tru Markets. During March 2001, Tru Markets attempts to obtain sufficient additional financing failed and the company discontinued its operations. Tru Markets' management is currently in the process of selling the company to a company controlled by four major financial institutions. While we will own an investment in the new entity if this transaction is consummated, whether Tru Markets will be able to conclude any such sale is uncertain, as is the value of any such new investment.

     In January 2001, we provided a guarantee to a financial institution to secure a loan of $1,000,000 made to Mr. Hewitt by the financial institution. The guarantee and the loan were secured with 559,300 shares of our common stock owned by Mr. Hewitt, and Mr. Hewitt delivered a full recourse reimbursement agreement to us. In April 2001, the financial institution requested payment of the loan and we paid $988,000 under our guarantee obligations. In connection with the payment by our Company, we received the right to receive proceeds from the remaining 549,300 shares from the officer as well as a guarantee to repay any amounts due in excess of the value of the shares.

     On November 30, 1999, December 27, 1999 and January 19, 2000, we issued a total of 3,185,929 shares of Series F preferred stock at a purchase price of $5.56 per share. Of the 3,185,929 shares of Series F preferred stock sold by us, a total of 2,701,319 shares were sold to the following executive officers, directors and greater than 5% stockholders of Versata and persons associated with them for a total purchase price of approximately $15.0 million:

             NUMBER OF TOTAL PURCHASER                SHARES      PURCHASE PRICE
             -------------------------               ---------    --------------
Rekhi Family Trust.................................     53,696      $  298,550
Kevin Ferrell......................................    100,000         556,000
Charles River Partnership VII......................    140,164         779,312
Vulcan Ventures, Inc. .............................    147,852         822,057
Entities affiliated with The Goldman Sachs Group...    182,720       1,015,923
Morgenthaler Venture Partners IV, L.P. ............    408,533       2,271,443
Entities affiliated with Sigma Partners............  1,540,607       8,565,700

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties, except for loans to officers primarily used to finance acquisitions of our common stock. All future transactions, including loans, if any, between us and our officers, directors and principal stockholders and their affiliates and any transactions between us and any entity with which our officers, directors or 5% stockholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers and persons who own more than 10% of a registered class of our equity securities file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. Based solely on the Company's review of the copies of such forms received by it or written representations from the Company's appropriate officers and directors, the Company believes that, during the 2000 fiscal year, all filing requirements applicable to its officers and directors were complied with.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in our proxy statement and form of proxy for the fiscal year ending December 31, 2001 must be received by December 31, 2001.

                                 OTHER MATTERS

     Our board of directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the recommendation of the board of directors. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

     It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ JAMES DOEHRMAN
                                          --------------------------------------
                                          James Doehrman
                                          Executive Vice President,
                                          Chief Operating Officer and
                                          Chief Financial Officer

Dated: June 15, 2001
Oakland, California

                                                                      APPENDIX A

                                    CHARTER

                                AUDIT COMMITTEE
                                     OF THE
                               BOARD OF DIRECTORS
                                OF VERSATA, INC.

I. MEMBERSHIP:

     The Committee shall consist of at least three members of the Board. The members and the chair shall be appointed by a majority of the full board.

     All of the members will be directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Committee member.

     A majority of the Committee will constitute a quorum for the transaction of business.

     At least one director must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

II. FUNCTIONS AND RESPONSIBILITIES:

     A. Annually, the Committee shall:

          1. Recommend independent auditors to the Board of Directors.

          2. Review the intended scope of the annual audit by the independent auditors and the fees charged by the independent auditors.

          3. Review and discuss the results of the annual audit with both the independent auditors and management.

          4. Review the Company's policy regarding and usage of financial derivative products.

          5. Review a report of the Company's Legal Counsel on legal issues.

          6. Review the trends in accounting policy changes proposed or adopted by organizations such as the American Institute of Certified Public Accountants, the Securities and Exchange Commission and the Financial Accounting Standards Board or by comparable bodies outside the United States.

          7. Review the adequacy of the Company's system of internal accounting controls and other factors affecting the integrity of published financial reports by consulting as appropriate with the internal audit staff, the independent public accountants (both of which shall have direct access to the Committee) and others concerning, among other things, the internal accounting controls in effect, any major weaknesses discovered and related corrective actions taken or in progress.

          8. Review with both management and the independent auditors the status of the Company's tax reserves and any tax audits.

          9. Review with both management and the independent auditors the annual financial statements before their submission to the Board of Directors for approval.

          10. Review with both management and the independent auditors Company procedures and their execution established to:

             a. Prevent and uncover unlawful political contributions, bribes, unexplained and unaccounted for payments to intermediaries (foreign or domestic).

             b. Ascertain whether there are any unaccounted or off-book transactions.

             c. Identify payments in violation of applicable laws and standards of business which are intended to influence employees of potential customers to purchase their products (commercial bribes, kickbacks, etc.).

          11. Evaluate overall performance of professional services provided by the independent auditors, including audit and nonaudit services, and consider the possible effect on the performance of such services on the independence of the auditors.

          12. Review internal and external audits of employee benefit plans of the Company (including subsidiaries) and Company procedures regarding plan compliance with relevant laws and regulations.

          13. Review Company policies, and compliance with policies, relating to conflicts of interest.

          14. Review the annual management letter from the independent auditors.

     B. Quarterly, the Committee shall:

          1. Review with both management and the independent auditors the quarterly earnings before their public release.

     C. Periodically, as and when deemed necessary or advisable by the Committee, the Committee shall:

          1. Review with both management and the independent auditors the Company's significant accounting principles, policies and practices.

          2. Review adequacy of the Company's management information systems.

          3. Consider any information brought to the attention of the Committee by, or at the request of, the Company's independent public accountants, pursuant to Statement on Auditing Standards No. 61 or otherwise, or by the internal audit staff, and advise the Board as appropriate.

          4. Request the internal audit staff or the independent auditors to make a study of any particular area of interest or concern that the Committee deems appropriate.

          5. Meet separately with management and the independent auditors to monitor compliance with recommendations made in the annual management letter.

III. MINUTES OF MEETINGS:

     Minutes shall be kept of each meeting of the Committee and will be provided to each member of the Board. Any action of the Committee shall be subject to revision, modification or rescission by the Board, provided that no rights of third parties shall be affected by any such revision, modification or rescission.

                                   DETACH HERE

                                      PROXY

                                  VERSATA, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 17, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Versata, Inc., a Delaware corporation (the "Company") revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held July 17, 2001 and the Proxy Statement and appoints Douglas Roberts and Gary Morgenthaler, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Versata, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 300 Lakeside Drive, Suite 1500, Oakland, CA 94612 on Tuesday, July 17, 2001 at 2:00 p.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

        The Board of Directors recommends a vote FOR the directors listed on the reverse side and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
 SEE REVERSE                                                    SEE REVERSE
   SIDE                                                            SIDE

                                  DETACH HERE
[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS LISTED BELOW AND A VOTE FOR EACH OF THE LISTED PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED BELOW. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED BELOW AND FOR THE OTHER PROPOSALS.

1. Election of directors to serve for a three-year term ending in the year 2004 or until the successors are duly elected and qualified;

NOMINEES: (01) Donald W. Feddersen and (02) Gary Morgenthaler.

           [ ] FOR        [ ]  WITHHELD
               BOTH            FROM
               NOMINEES        BOTH
                               NOMINEES

[ ]_______________________________________
   For both nominees except as noted above

2. Proposal to approve an amendment to the Company's 2000 Stock Incentive Plan (the "2000 Plan"), to increase the number of shares of Common Stock authorized for issuance over the term of the 2000 Plan by an additional 2,500,000.

                           FOR     AGAINST    ABSTAIN
                           [ ]       [ ]        [ ]

3. Proposal to ratify the appointment of the firm PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending 2001. For both nominees except as noted above

                           FOR     AGAINST    ABSTAIN
                           [ ]       [ ]        [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [ ]

Please sign exactly as your name appears hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.


Signature:___________________ Date:_____ Signature:________________ Date:_____